EXHIBIT 99

PRESS RELEASE DATED JULY 24, 2013

Company Contact:

William R. Jacobs

Chief Financial Officer

Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces

second quarter 2013 Results

notable items include:

•	NET INTEREST INCOME INCREASED 10.2% OVER COMPARABLE QUARTER OF 2012
•	NET INTEREST MARGIN EXPANDED THREE BASIS POINTS from the linked quarter
•	TOTAL ORIGINATED LOANS INCREASED 10.0% year to date, FUELED BY 14.2% GROWTH IN MULTIFAMILY LOANS
•	NONPERFORMING ASSETS TO TOTAL ASSETS decreased TO 0.90% AS NONPErFORMING LOANS DECLINE OVER 34.2% FROM YEAR END
•	HIGH COST BORROWINGS AND CDs ALLOWED TO MATURE RESULTING IN TOTAL ASSETS DECLINING
•	CAPITAL REMAINED STRONG AT 26.7% OF TOTAL ASSETS
•	declared CASH DIVIDEND OF $0.06 PER COMMON SHARE PAYABLE AUGUST 21, 2013, TO STOCKHOLDERS OF RECORD AS OF AUGUST 7, 2013

woodbridge, New Jersey, JULY 24, 2013.…Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic earnings per common share of $0.08 and $0.17 for the quarter and six months ended June 30, 2013, respectively, as compared to $0.07 and $0.16 for the quarter and six months ended June  30, 2012, respectively.  Diluted earnings per common share was $0.08 and $0.16 for the quarter and six months ended June  30, 2013, respectively, as compared to $0.07 and $0.16 for the quarter and six months ended June  30, 2012, respectively.   Prior year earnings per share amounts have been restated to reflect the completion of our second-step conversion at a conversion ratio of 1.4029 to 1.

John W. Alexander, Chairman and Chief Executive Officer of Northfield commented, “Our results reflect strong loan growth as we continue to focus on shifting our asset composition from investments to loans, resulting in loans increasing to over 48% of total assets at quarter end.  This shift, combined with our decision not to retain higher cost time deposits and not to replace borrowings as they mature, has allowed us to maintain our net interest income from the first quarter of 2013.”  Continuing, Mr. Alexander cautioned, “Rising interest rates may adversely affect our ability to continue to maintain the level of loan growth we have experienced to date.  Additionally, interest rate increases have and will continue to adversely affect the value of our investment portfolio thus negatively affecting reported tangible book value.”

Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per common share.  The quarterly dividend will be payable on August 21, 2013, to stockholders of record as of August 7, 2013.”

Financial Condition

Total assets decreased $123.0 million, or 4.4%, to $2.69 billion at June 30, 2013, from $2.81 billion at December 31, 2012.  The decrease was primarily attributable to decreases in cash and cash equivalents of $103.4 million and, securities available-for-sale of $133.5 million, offset by increases in net loans held-for-investment of $89.4 million, bank owned life insurance of $17.4 million, and other assets of $12.8 million.

Total loans held for investment, net increased $89.8 million to $1.33 billion at June 30, 2013, as compared to $1.24 billion at December 31, 2012.

Originated loans held-for-investment, net, totaled $1.17 billion at June 30, 2013, as compared to $1.07 billion at December 31, 2012.  The increase was primarily due to an increase in multifamily real estate loans, which increased $86.8 million, or 14.2%, to $696.9 million at June 30, 2013, from $610.1 million at December 31, 2012.  Currently, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.  The following table details our multifamily originations for the six months ended June 30, 2013 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	(F)ixed or (V)ariable	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	Amortization Term
$ 127,929	3.62%	65%	V	99	25 to 30 Years
17,275	4.04%	48%	F	173	10 to 15 Years
145,204	3.67%	63%

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $68.2 million at June 30, 2013, as compared to $75.3 million at December 31, 2012.  The Company accreted interest income of $3.0 million for the six months ended June 30, 2013, compared to $3.2 million for the six months ended June 30, 2012.

The Company’s securities available-for-sale portfolio totaled $1.14 billion at June 30, 2013, compared to $1.28 billion at December 31, 2012.  At June 30, 2013, $998.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost of $5.7 million and an estimated fair value of $5.8 million at June 30, 2013.  In addition to the above mortgage-backed securities, the Company held $95.7 million in corporate bonds which were all rated investment grade at June 30, 2013, $30.2 million of bonds issued by Federal Home Loan Bank system, and $12.2 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $13.0 million at June 30, 2013, as compared to $103.4 million at December 31, 2012.  The decrease is primarily attributable to funding loan growth and the purchase of bank owned life insurance.

Total liabilities decreased $427.7 million, or 17.8%, to $1.97 billion at June 30, 2013, from $2.40 billion at December 31, 2012.  The decrease was primarily attributable to decreases in deposits of $422.9 million and borrowings of $6.8 million, partially offset by an increase in other liabilities of $2.0 million.

The decrease in deposits at June 30, 2013 from December 31, 2012, excluding the deposits used to purchase stock in the second-step conversion of $289.6 million, was $133.4 million, or 8.0%.   The decrease was attributable to decreases of $140.1 million in certificates of deposit accounts and $31.1 million in money market accounts, partially offset by increases of $22.0 million in transaction accounts and $15.8 million in savings accounts.

Borrowings decreased by $6.8 million, or 1.6%, to $412.3 million at June 30, 2013, from $419.1 million at December 31, 2012.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2013	$ 53,000	3.91%
2014	66,500	2.90%
2015	114,500	2.63%
2016	108,910	2.18%
2017	50,003	1.41%
2018	2,000	3.39%
	$ 394,913	2.57%

Total stockholders’ equity increased by $304.7 million to $719.6 million at June 30, 2013, from $414.9 million at December 31, 2012.  This increase was primarily attributable to a $330.1 million increase related to the stock conversion net proceeds, net income of $9.1 million for the six months ended June 30, 2013,  and $2.6 million increase related to ESOP and equity award activity.  These increases were partially offset by a $16.8 million decrease in accumulated other comprehensive income as a result of an increased interest rate environment and dividend payments of approximately $20.3 million.

Asset Quality

The following table details total non-performing assets, non-performing loans, troubled debt restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days at June 30, 2013, March 31, 2013, and December 31, 2012.

	June 30,	March 31,	December 31,
	2013	2013	2012
Non-accruing loans:
Held-for-investment	$ 10,717	$ 10,191	$ 10,348
Held-for-sale	-	-	5,325
Non-accruing loans subject to restructuring agreements:
Held-for-investment	11,870	16,289	19,152
Held-for-sale	-	-	122
Total non-accruing loans	22,587	26,480	34,947
Loans 90 days or more past due and still accruing:
Held-for-investment	806	1,469	621
Total non-performing loans	23,393	27,949	35,568
Other real estate owned	776	870	870
Total non-performing assets	$ 24,169	$ 28,819	$ 36,438
Non-performing loans to total loans	1.76%	2.23%	2.85%
Non-performing assets to total assets	0.90%	1.01%	1.30%
Loans subject to restructuring agreements and still accruing	$ 26,670	$ 25,891	$ 25,697
Accruing loans 30 to 89 days delinquent	$ 24,642	$ 14,780	$ 14,780

Total Non-accruing Loans

Total non-accruing loans decreased $12.4 million to $22.6 million at June 30, 2013, from $35.0 million at December 31, 2012.  This decrease was primarily attributable to $5.4 million of loans held-for-sale being sold, $1.9 million of pay-offs and principal pay-downs, $96,000 of charge-offs, $3.3 million of loans returned to accrual status, and the sale of $3.7 million of loans held-for-investment.  The above decreases in non-accruing loans were partially offset by $2.0 million of loans being placed on non-accrual status during the six months ended June 30, 2013.

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $11.9 million and $19.3 million at June 30, 2013, and December 31, 2012, respectively.  At June 30, 2013, $1.4 million, or 12.0% of the $11.9 million were not performing in accordance with their restructured terms, as compared to $3.3 million, or 17.0%, at December 31, 2012.

The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $26.7 million and $25.7 million at June 30, 2013 and December 31, 2012, respectively.  At June 30, 2013, $10.1 million, or 37.7% of the $26.7 million were not performing in accordance with the restructured terms, as compared to none at December 31, 2012.    Of the $10.1 million not performing in accordance with their restructured terms at June 30, 2013,  all loans have subsequently made their June 1, 2013 payment.

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $185,000 to $806,000 at June 30, 2013, from $621,000 at December 31, 2012, and primarily consist of residential real estate loans.

Other real estate owned was $776,000 and $870,000 at June 30, 2013 and December 31, 2012, respectively.

Delinquency Status of Accruing Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at June 30, 2013, totaled $24.6 million, an increase of $9.8 million from the December 31, 2012, balance of $14.8 million.  The following tables set forth delinquencies for accruing loans by type and by amount at June 30, 2013, March 31, 2013, and December 31, 2012 (dollars in thousands).

	June 30, 2013	March 31, 2013	December 31, 2012
Real estate loans:
Commercial	$ 13,550	$ 8,247	$ 4,736
One-to-four family residential	5,269	7,241	5,584
Construction and land	608	611	159
Multifamily	4,230	2,742	2,731
Home equity and lines of credit	25	247	44
Commercial and industrial loans	857	1,467	1,467
Other loans	103	34	59
Total delinquent accruing loans	$ 24,642	$ 20,589	$ 14,780

The increase of $9.8 million in loans 30 to 89 days delinquent and on accrual status is primarily attributed to one $6.1 million relationship previously discussed, and acquired loans totaling  $1.1 million.

PCI Loans (Held-for-Investment)

At June 30, 2013, based on recorded contractual principal, 4.2% of PCI loans were past due 30 to 89 days, and 12.0% were past due 90 days or more, as compared to 5.4% and 11.6%, respectively, at December 31, 2012.

Results of Operations

Comparison of Operating Results for the Three Months Ended June 30, 2013 and 2012

Net income was $4.3 million and $3.9 million for the quarters ended June 30, 2013 and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $1.7 million increase in net interest income, a $127,000 decrease in the provision for loan losses, a $268,000 increase in non-interest income, a $1.4 million increase in non-interest expense, and a $378,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2013, increased $1.7 million, or 10.2%, due primarily to a $285.3 million, or 12.6%, increase in our interest-earning assets partially offset by a  seven basis point, or 2.3%, decrease in our net interest margin to 2.94%.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $212.1 million, mortgage-backed securities of $12.9 million,  other securities of $42.8 million, and deposits in financial institutions of $18.5 million.  The June 30, 2013, quarter included loan prepayment income of $292,000 compared to $226,000 for the quarter ended June 30, 2012.  The June 30, 2013, quarter also included a recovery of $256,000 of interest income that was previously applied to principal related to loan recoveries.  Rates paid on interest-bearing liabilities decreased 29 basis points to 0.96% for the current quarter as compared to 1.25% for the prior year period.  This was offset by a 43 basis point decrease in yields earned on interest earning assets to 3.60% for the quarter ended June 30, 2013, as compared to 4.03% for the comparable quarter in 2012.

The provision for loan losses decreased $127,000, or 23.3%, to $417,000 for the quarter ended June 30, 2013, from $544,000 for the quarter ended June 30, 2012.  The decrease in the provision for loan losses was due primarily to net recoveries of $87,000,  consisting of gross recoveries of $614,000 and gross charge-offs of $527,000, for the quarter ended June 30, 2013, compared to net charge-offs of $602,000 for the quarter ended June 30, 2012, as a result of improvements in non-performing loans and stabilization of collateral values which were partially offset by an increase in loan production from the comparable prior year period.

Non-interest income increased $268,000, or 18.7%, to $1.7 million for the quarter ended June 30, 2013, from $1.4 million for the quarter ended June 30, 2012.  This increase was primarily a result of a $462,000 increase in gain on securities transactions, net, and an  $114,000 increase in income on bank owned life insurance partially offset by an increase of $362,000 in other-than-temporary impairment losses on securities.  Securities gains in the second quarter of 2013 included $63,000 related to the Company’s trading portfolio, while the second quarter of 2012 included securities losses of $143,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $1.4 million, or 11.9%, for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012.  This is due primarily to a $958,000 increase in compensation and employee benefits which is related to increased staff due to branch openings, the Flatbush Federal Bancorp, Inc. merger (the Merger), and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $206,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there was a $394,000 increase in occupancy expense primarily related to new branches and the renovation of existing branches, a $34,000 increase in data processing fees as a result of increased data and maintenance related to the Merger, and a $158,000 increase in other expenses, driven by loan commitment reserves, partially offset by a  $216,000 decrease in professional fees.

The Company recorded income tax expense of $2.5 million for the quarter ended June 30, 2013, compared to $2.1 million for the quarter ended June 30, 2012.  The effective tax rate for the quarter ended June 30, 2013, was 37.0%, as compared to 35.3% for the quarter ended June 30, 2012.

Comparison of Operating Results for the Six Months Ended June 30, 2013 and 2012

Net income was $9.1 million and $8.9 million for the six months ended June 30, 2013 and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $3.6 million increase in net interest income, a $465,000 decrease in the provision for loan losses, a $451,000 decrease in non-interest income, a $3.1 million increase in non-interest expense, and a $269,000 increase in income tax expense.

Net interest income for the six months ended June 30, 2013, increased $3.6 million, or 10.6%, as the $331.0 million, or 14.7%, increase in our interest-earning assets more than offset the 10 basis point decrease in our net interest margin to 2.93%.  The increase in average interest-earning assets was due primarily to increases in average net loans outstanding of $194.8 million, mortgage-backed securities of $101.5 million, other securities of $12.6 million, and deposits in financial institutions of $23.0 million.  The June 30, 2013 period included loan prepayment income of $782,000 compared to $414,000 for the six months ended June 30, 2012.  The six months ended June 30, 2013, also included a recovery of $256,000 of interest that was previously applied to principal.  Rates paid on interest-bearing liabilities decreased 29 basis points to 0.98% for the current six months as compared to 1.27% for the prior year period.  This was offset by a 44 basis point decrease in yields earned on interest earning assets to 3.62% for the six months ended June 30, 2013, as compared to 4.06% for the comparable six months in 2012.

The provision for loan losses decreased $465,000, or 40.1%, to $694,000 for the six months ended June 30, 2013, from $1.2 million for the six months ended June 30, 2012.  The decrease in the provision for loan losses was due primarily to a decrease in net charge-offs  ,consisting of gross charge-offs of $927,000 and gross recoveries of $629,000, improvements in non-performing loans, and stabilization of collateral values.  This was partially offset by an increase in loan production from the comparable prior year period.  During the six months ended June 30, 2013, the Company recorded net charge-offs of $298,000 compared to net charge-offs of $953,000 for the six months ended June 30, 2012.

Non-interest income decreased $451,000, or 8.3%, to $5.0 million for the six months ended June 30, 2013, from $5.4 million for the six months ended June 30, 2012.  This decrease was primarily a result of a decrease of $81,000 in fees and service charges for customer services, a $234,000 decrease in other income primarily due to decreases on gains on loan sales, and an increase of $434,000 in other-than-temporary impairment losses on securities, partially offset by an increase of $138,000 in gain on securities transactions, net, and a $160,000 increase in income on bank owned life insurance.  Securities gains in the six months of 2013 included $306,000 related to the Company’s trading portfolio, while the six months of 2012 included securities gains of $253,000 related to the Company’s trading portfolio.

Non-interest expense increased $3.1 million, or 12.8%, for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.  This is due primarily to a $1.6 million increase in compensation and employee benefits which is related to increased staff due to branch openings, the Merger, and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $53,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there is an  $831,000 increase in occupancy expense primarily related to new branches, the Merger, and the renovation of existing branches, a $547,000 increase in data processing fees due to data conversion charges related to the Merger, and a $362,000 increase in other expenses driven by loan commitment reserves.  This increase was partially offset by a $328,000 decrease in professional fees.

The Company recorded income tax expense of $5.1 million for the six months ended June 30, 2013 compared to $4.8 million for the six months ended June 30, 2012.  The effective tax rate for the six months ended June 30, 2013 was 36.0%, as compared to 35.3% for the six months ended June 30, 2012.

Comparison of Operating Results for the Three Months Ended June 30, 2013, and March 31, 2013

Net income was $4.3 million and $4.8 million for the quarters ended June 30, 2013, and March 31, 2013, respectively.  Significant variances from the prior quarter are as follows: a $140,000 increase in the provision for loan losses, a $1.6 million decrease in non-interest income, a $1.2 million decrease in non-interest expense, and a $58,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2013, was relatively flat as interest-earning assets decreased $56.1 million, or 2.5%, offset by our net interest margin increasing three basis points to 2.94%.  The decrease in average interest-earning assets was due primarily to decreases in mortgage-backed securities of $132.3 million and in deposits in financial institutions of $28.2 million, partially offset by increases in average loans outstanding of $41.6 million and in other securities of $62.4 million.  The June 30, 2013, quarter included loan prepayment income of $292,000 compared to $490,000 for the quarter ended March 31, 2013.  The June 30, 2013, quarter also included a recovery of $256,000 of interest that was previously applied to principal.  Rates paid on interest-bearing liabilities decreased four basis points to 0.96% for the current quarter as compared to 1.00% for the prior period.  This was offset by a five basis point decrease in yields earned on interest earning assets to 3.60% for the quarter ended June 30, 2013, as compared to 3.65% for the quarter ended March 31, 2013.

The provision for loan losses increased $140,000, or 50.5%, to $417,000 for the quarter ended June 30, 2013, from $277,000 for the quarter ended March 31, 2013.  The increase in the provision for loan losses is primarily attributable an increase in loan balances at June 30, 2013, as compared to March 31, 2013.

Non-interest income decreased $1.6 million, or 47.9%, to $1.7 million for the quarter ended June 30, 2013, from $3.3 million for the quarter ended March 31, 2013.  This decrease was primarily a result of a $1.4 million decrease in gain on securities transactions, net, and an increase of $290,000 in other-than-temporary impairment losses on securities.  Securities gains in the second quarter of 2013 included $63,000 related to the Company’s trading portfolio described above, while the first quarter of 2013 included securities gains of $243,000 related to the Company’s trading portfolio.

Non-interest expense decreased $1.2 million, or 8.1%, for the quarter ended June 30, 2013, compared to the quarter ended March 31, 2013.  This is due primarily to a $310,000 decrease in compensation and employee benefits that includes a  decrease of $180,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there was a $642,000 decrease in data processing fees that is attributable to the Company incurring one-time conversion costs in the first quarter of 2013 related to the Merger, and a $240,000 decrease in other expenses, partially offset by a $56,000 increase in occupancy expense primarily related a new branch.

The Company recorded income tax expense of $2.5 million for the quarter ended June 30, 2013 compared to $2.6 million for the quarter ended March 31, 2013.  The effective tax rate for the quarter ended June 30, 2013 was 37.0%, as compared to 35.1% for the quarter ended March 31, 2013.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At	At	At
	June 30, 2013	March 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
Selected Financial Condition Data:
Total assets	$ 2,690,218	$ 2,843,630	$ 2,813,201
Cash and cash equivalents	25,353	65,919	128,761
Trading securities	5,268	5,161	4,677
Securities available-for-sale, at estimated fair value	1,142,128	1,336,772	1,275,631
Securities held-to-maturity	-	-	2,220
Loans held-for-sale	557	-	5,447
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	68,191	71,406	75,349
Loans acquired	92,197	97,038	101,433
Originated loans, net	1,172,388	1,085,526	1,066,200
Total loans held-for-investment, net	1,332,776	1,253,970	1,242,982
Allowance for loan losses	(26,820)	(26,316)	(26,424)
Net loans held-for-investment	1,305,956	1,227,654	1,216,558
Non-performing loans:
Held-for-investment(2)	23,393	27,949	30,121
Held-for-sale(2)	-	-	5,447
Total non-performing loans	23,393	27,949	35,568
Other real estate owned	776	870	870
Bank owned life insurance	110,438	93,614	93,042
Federal Home Loan Bank of New York stock, at cost	12,847	11,679	12,550
Borrowed funds	412,337	399,504	419,122
Deposits	1,533,951	1,624,554	1,956,860
Total liabilities	1,970,643	2,099,602	2,398,328
Total stockholders’ equity	$ 719,575	$ 744,028	$ 414,873
Total shares outstanding	58,212,604	58,202,819	41,486,819
Tangible book value per share (10)	$ 12.07	$ 12.49	NM (11)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
Selected Operating Data:
Interest income	$ 22,954	$ 22,760	$ 23,516	$ 46,470	$ 45,499
Interest expense	4,199	5,747	4,751	8,950	11,561
Net interest income before provision for loan losses	18,755	17,013	18,765	37,520	33,938
Provision for loan losses	417	544	277	694	1,159
Net interest income after provision for loan losses	18,338	16,469	18,488	36,826	32,779
Non-interest income:
Non-interest income	1,698	1,430	3,256	4,954	5,405
Non-interest expense	13,209	11,801	14,366	27,575	24,443
Income before income tax expense	6,827	6,098	7,378	14,205	13,741
Income tax expense	2,528	2,150	2,586	5,114	4,845
Net income	$ 4,299	$ 3,948	$ 4,792	$ 9,091	$ 8,896

Basic earnings per share (3)	$ 0.08	$ 0.07	$ 0.09	$ 0.17	$ 0.16
Diluted earnings per share (3)	$ 0.08	$ 0.07	$ 0.09	$ 0.16	$ 0.16

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three					At or For the Six
	Months Ended					Months Ended
	June 30,			March 31,		June 30,
	2013	2012		2013		2013		2012
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.63%	0.66%		0.69%		0.66%		0.75%
Return on equity (ratio of net income to average equity)	2.34	4.11		2.94		2.62		4.64
Average equity to average total assets	26.88	16.00		23.52		25.19		16.07
Interest rate spread	2.64	2.78		2.65		2.64		2.79
Net interest margin	2.94	3.01		2.91		2.93		3.03
Efficiency ratio(5)	64.58	63.99		65.24		64.92		62.13
Non-interest expense to average total assets	1.93	1.96		2.07		2.00		2.05
Average interest-earning assets to average interest-bearing liabilities	145.10	122.88		136.28		140.53		122.85
Asset Quality Ratios:
Non-performing assets to total assets	0.90	1.50		1.01		0.90		1.50
Non-performing loans to total loans (6)	1.76	3.24		2.23		1.75		3.24
Originated non-performing loans to originated loans (7)	1.85	3.51		2.50		1.85		3.51
Allowance for loan losses to originated non-performing loans held-for-investment (8)	123.52	77.90		97.13		123.52		77.90
Allowance for loan losses to total loans held-for-investment, net (9)	2.01	2.52		2.10		2.01		2.52
Allowance for loan losses to originated loans held-for-investment, net (7)	2.29	2.73		2.42		2.29		2.73
Annualized net charge-offs to total average loans	NM (11)	0.23		0.13		0.05		0.18
Provision for loan losses as a multiple of net charge-offs	NM (11)	0.90	x	0.72	x	2.33	x	1.22	x

(1)  Primarily acquired from the Federal Deposit Insurance Corporation.

(2)  Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)  Basic net income per common share is calculated based on 54,642,689 and 54,028,722 average shares outstanding for the three months ended June 30, 2013, and June 30, 2012, respectively.  Basic net income per common share is calculated based on 54,775,892 and 54,123,145 average shares outstanding for the six months ended June 30, 2013 and June 30, 2012, respectively.  Diluted earnings per share is calculated based on 55,516,436 and 54,662,765 average shares outstanding for the three months ended June 30, 2013 and June 30, 2012, respectively.  Diluted earnings per share is calculated based on 55,652,017 and 54,787,619 average shares outstanding for the six months ended June 30, 2013 and June 30, 2012, respectively.  The share amounts have been restated as a result of the completion of the second-step conversion at a ratio of 1.4029 to 1.

(4)  Annualized when appropriate.

(5)  The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)  Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)  Excludes PCI and acquired loans held-for-investment.

(8)  Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(9)  Includes PCI and acquired loans held-for-investment.

(10) Represents total stockholders’ equity less goodwill and other intangibles divided by shares outstanding. Tangible book value per share is not meaningful for the period prior to completion of the second step conversion on January 24, 2013.

(11) Not meaningful

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,280,726	$ 16,707	5.23%	$ 1,239,140	$ 16,487	5.40%	$ 1,068,618	$ 14,875	5.60%
Mortgage-backed securities	1,044,661	5,606	2.15	1,176,998	6,392	2.20	1,031,804	6,843	2.67
Other securities	172,640	502	1.17	110,261	441	1.62	129,806	890	2.76
Federal Home Loan Bank of New York stock	12,419	118	3.81	11,895	156	5.32	13,462	142	4.24
Interest-earning deposits in financial institutions	47,431	21	0.18	75,668	40	0.21	28,932	10	0.14
Total interest-earning assets	2,557,877	22,954	3.60	2,613,962	23,516	3.65	2,272,622	22,760	4.03
Non-interest-earning assets	184,769			194,041			144,906
Total assets	$ 2,742,646			$ 2,808,003			$ 2,417,528

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 983,400	$ 667	0.27	$ 1,055,590	$ 887	0.34	$ 878,514	$ 1,023	0.47
Certificates of deposit	375,972	933	1.00	457,821	1,251	1.11	474,196	1,438	1.22
Total interest-bearing deposits	1,359,372	1,600	0.47	1,513,411	2,138	0.57	1,352,710	2,461	0.73
Borrowed funds	403,492	2,599	2.58	404,638	2,613	2.62	496,770	3,286	2.66
Total interest-bearing liabilities	1,762,864	4,199	0.96	1,918,049	4,751	1.00	1,849,480	5,747	1.25
Non-interest bearing deposit accounts	226,540			204,854			164,969
Accrued expenses and other liabilities	15,925			24,543			16,371
Total liabilities	2,005,329			2,147,446			2,030,820
Stockholders' equity	737,317			660,557			386,708
Total liabilities and stockholders' equity	$ 2,742,646			$ 2,808,003			$ 2,417,528

Net interest income		$ 18,755			$ 18,765			$ 17,013
Net interest rate spread (2)			2.64%			2.64%			2.78%
Net interest-earning assets (3)	$ 795,013			$ 695,913			$ 423,142
Net interest margin (4)			2.94%			2.91%			3.01%
Average interest-earning assets to
interest-bearing liabilities			145.10%			136.28%			122.88%

(1)	Average yields and rates are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

	For the Six Months Ended June 30,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,260,048	$ 33,194	5.31%	$ 1,065,272	$ 30,025	5.67%
Mortgage-backed securities	1,110,464	11,998	2.18	1,008,957	13,619	2.71
Other securities	141,623	943	1.34	128,989	1,543	2.41
Federal Home Loan Bank of New York stock	12,158	274	4.54	13,083	284	4.37
Interest-earning deposits in financial institutions	61,472	61	0.20	38,483	28	0.15
Total interest-earning assets	2,585,765	46,470	3.62	2,254,784	45,499	4.06
Non-interest-earning assets	189,379			144,572
Total assets	$ 2,775,144			$ 2,399,356

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 1,019,296	$ 1,554	0.31	$ 870,663	$ 2,119	0.49
Certificates of deposit	416,670	2,184	1.06	475,239	2,866	1.21
Total interest-bearing deposits	1,435,966	3,738	0.52	1,345,902	4,985	0.74
Borrowed funds	404,061	5,212	2.60	489,504	6,576	2.70
Total interest-bearing liabilities	1,840,027	8,950	0.98	1,835,406	11,561	1.27
Non-interest bearing deposit accounts	215,757			162,602
Accrued expenses and other liabilities	20,211			15,757
Total liabilities	2,075,995			2,013,765
Stockholders' equity	699,149			385,591
Total liabilities and stockholders' equity	$ 2,775,144			$ 2,399,356

Net interest income		$ 37,520			$ 33,938
Net interest rate spread (2)			2.64			2.79
Net interest-earning assets (3)	$ 745,738			$ 419,378
Net interest margin (4)			2.93%			3.03%
Average interest-earning assets to
interest-bearing liabilities			140.53			122.85

(1)	Average yields and rates are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.